UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2017

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38193	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

201 Santa Monica Boulevard, Suite 500 Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Code)

(310) 598-5410

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁬☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁬☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁬☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁬☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2017, Opiant Pharmaceuticals, Inc. (the “Company”) announced that it accepted, effective September 11, 2017 (the “Separation Date”), the resignation of Kevin Pollack as (i) the Company’s Chief Financial Officer, Treasurer and Secretary, and (ii) a director of Opiant Pharmaceuticals UK Limited, a wholly owned subsidiary of the Company. On September 5, 2017, the Company and Mr. Pollack entered into a Separation Agreement and General Release (the “Agreement”). The Agreement shall not be effective or enforceable until after the seven-day revocation period ends on September 12, 2017 without Mr. Pollack’s revocation (the “Agreement Effective Date”).

Pursuant to the Agreement, Mr. Pollack shall receive (i) a payment equal to $1,130,815 relating to certain accrued obligations, payable in a cash lump sum within three business days following the Agreement Effective Date; and (ii) a separation payment equal to $1,442,500, payable in one or two installments in accordance with the terms set forth in the Agreement, in each case less applicable taxes and withholding; provided, however, that the Company shall also be obligated to pay the “Defaulted Amount” (as defined in the Agreement) in the event that the above payments are not made when due. Mr. Pollack shall also be eligible for continued coverage under the group health plans provided to the Company’s employees in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the terms and conditions thereof. Furthermore, Mr. Pollack shall retain previously granted options to purchase, in the aggregate, 948,000 shares of common stock, $0.001 par value per share (“Common Stock”), of the Company, which options are currently each fully vested and exercisable (the “Retained Options”). Except as set forth in the Agreement, all other options held by Mr. Pollack will be forfeited as of the Agreement Effective Date.

In connection with the Retained Options, the Company shall prepare and file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and use reasonable best efforts to have declared effective and to keep effective, one or more registration statements to register for resale the shares of Common Stock that may be issued to Mr. Pollack upon the exercise of (A)(x) the 98,000 Retained Options that expire on December 30, 2023 and (y) the 350,000 Retained Options that expire on June 14, 2024, no later than March 5, 2019; and (B) the 500,000 Retained Options that expire on October 26, 2025, no later than September 5, 2020, subject to certain exceptions described therein. Moreover, the Company has agreed to make gross up payments to Mr. Pollack in the event that any Payments (as defined in the Agreement) are subject to the Section 409A Tax (as defined in the Agreement).

Additionally, for a period of no more than 12 months following the Separation Date, Mr. Pollack shall cooperate as an advisor with the Company in connection with matters arising out of Mr. Pollack’s service with the Company, in accordance with the terms set forth in the Agreement.

The Company expects to file the Agreement as an exhibit to its Annual Report on Form 10-K for the fiscal year ended July 31, 2017, and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the Agreement when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: September 11, 2017	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: Chief Executive Officer